EXHIBIT 2.1
                                                                     -----------





                              AMENDED AND RESTATED
                            SHARE EXCHANGE AGREEMENT


                                  BY AND AMONG


                             NEWBRIDGE CAPTIAL, LLC,

                                  BUSHWOOD, LLC

                             SUMMIT TRADING LIMITED

                           ARIES CAPITAL PARTNERS, LLC

                                       AND

                             FLAMEMASTER CORPORATION

                  JOSEPH MAZIN, ALTIUS INVESTMENTS CORPORATION
                                AND GEORGE VLAHOS





                           DATED: AS OF MARCH 8, 2005






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EXHIBITS






Exhibit A        FlameMaster Series A Preferred Stock Certificate of Designation
---------

Exhibit B        FlameMaster Series B Preferred Stock Certificate of Designation
---------

Exhibit C        FlameMaster Warrants
---------

Exhibit D        Exchange Stock Allocation Exhibit
---------

Exhibit E        Investor Group Subscription Agreement
---------

Exhibit F        Investor Group Registration Rights Agreement
---------

Exhibit G        Lockup Agreement
---------

















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                  AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

THIS AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT (this "AGREEMENT") is made and entered into the 8th of March 2005, by and among NEWBRIDGE CAPITAL LLC, a California limited liability company ("NEWBRIDGE"), BUSHWOOD LLC, a California limited liability company ("BUSHWOOD") and SUMMIT TRADING LIMITED, a Bahamian holding corporation ("SUMMIT"); ARIES CAPITAL PARTNERS, LLC, an Arizona limited liability company ("ARIES"); FLAMEMASTER CORPORATION, a Nevada corporation ("FlameMaster"); JOSEPH MAZIN ("MAZIN"), ALTIUS INVESTMENTS CORPORATION, a California corporation ("ALTIUS"), and GEORGE VLAHOS, C/O GOD'S UNIVERSAL LIFE CHURCH ("VLAHOS").

Mazin, Altius and Vlahos are hereinafter sometimes collectively referred to as the "FLAMEMASTER PRINCIPAL STOCKHOLDERS." Newbridge, Bushwood and Summit are hereinafter sometimes collectively referred to as the "MEMBERS". The Members, Aries and "Holdings" (as hereinafter defined) are hereinafter sometimes collectively referred to as the "COMPANY AFFILIATES." The Members, Aries, FlameMaster and the FlameMaster Principal Stockholders are referred to herein individually as a "PARTY" and collectively as the "PARTIES."


                                    PREAMBLE

WHEREAS, Aries is the record and beneficial owner of 100% of the issued and outstanding members interest of BEST HOLDINGS ACQUISITION COMPANY, LLC, an Arizona limited liability company ("HOLDINGS"); and

WHERAS, Holdings is the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of BEST CANDY & TOBACCO CO., an Arizona corporation (the "COMPANY"); and

WHEREAS, FlameMaster has proposed to acquire 100% of the outstanding members' equity of Aries pursuant to an exchange transaction (the "EXCHANGE") whereby, pursuant to the terms and subject to the conditions of this Agreement, the Members shall exchange 100% of the issued and outstanding members interest in Aries (the "ARIES EQUITY"), for the "EXCHANGE STOCK" (as that term is hereinafter defined); and;

WHEREAS, on November 12, 2004, the Parties entered into a share exchange agreement (the "ORIGINAL AGREEMENT"), and now desire to amend and restate the Original Agreement in its entirety pursuant to the terms of this Agreement; and

WHEREAS, the Parties intend that the Exchange qualify as a tax free exchange transaction within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE"); and

WHEREAS, the Company Affiliates are undertaking to conclude arrangements with the Investor Group (as hereinafter defined) to make an equity investment of up to $4,500,000 equity investment in FlameMaster in accordance with the terms and conditions described in the Investor Group Subscription Agreement, or on such other terms and conditions as shall be acceptable to FlameMaster; and

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of
Section 4(2) of the Securities Act of 1933, as amended (the "SECURITIES ACT").

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NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

In addition to the definitions contained in SCHEDULE 1 annexed hereto, incorporated by reference herein and made a part hereof, as used in this Agreement, the following additional terms shall have the meanings set forth below:

"APPLICABLE LAW" means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Exchange and/or the Parties.

"ARIES EQUITY" means the authorized, issued and outstanding members interest of Aries.

"BEST GROUP" shall mean the collective reference to Aries, Holdings and the Company and/or any additional Person engaged in the Business of the Company that may be acquired by Aries, Holdings or the Company

"BUSINESS OF THE COMPANY" means the sale, distribution and marketing of candy and tobacco products and any other related items to wholesales, convenience stores and other retailers in the States of Arizona, California and any other State in which the Company or any now existing or hereafter created or acquired Subsidiary of the Company conducts business.

"COMPANY AFFILIATES" shall mean the collective reference to Holdings, Aries, the Members and the Affiliates of such Persons.

"COMPANY COMMON STOCK" means the authorized shares of common stock of the Company, without par value.

"COMPANY SHARES" means, at any applicable point in time, the issued and outstanding shares of the Company Common Stock.

"COMPANY SHARE PURCHASE AGREEMENT" means the agreement for purchase of corporate shares, dated August __, 2004, among Aries, Holdings and Carolyn Forsman, Judith
S. Griffitts, Marcia A. Hendley, Partricia A. Klein, James W. Wendelken and John
D. Wendelken (collectively, the "PRIOR COMPANY PARENTS"), pursuant to which Holdings purchased 100% of the Company Shares.

"DOLLAR" and "$" means lawful money of the United States of America.

"GAAP" means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor institutes concerning the treatment of any accounting matter.

"EXCHANGE STOCK" means the shares of FlameMaster Series A Preferred Stock to be issued on the Closing Date to the Members of Aries in exchange for 100% of the Aries Equity.

"FLAMEMASTER COMMON STOCK" means the authorized, issued and outstanding shares of common stock of FlameMaster, $0.01 par value per share.

"FLAMEMASTER SERIES A PREFERRED STOCK" means the 100,000 shares of 5% non-voting Series A convertible preferred stock of FlameMaster, to be issued on the Closing Date to the Members of Aries as

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the Exchange Stock and, and which shall contain the rights, privileges and designations set forth in the FlameMaster Series A Preferred Stock Certificate of Designation.

"FLAMEMASTER SERIES A PREFERRED STOCK CERTIFICATE OF DESIGNATION" means the certificate of designation of the rights and privileges of the FlameMaster Series A Preferred Stock in substantially the form of EXHIBIT A annexed hereto and made a part hereof.

"FLAMEMASTER SERIES B PREFERRED STOCK" means the 45,000 shares of 5% Series B convertible preferred stock of FlameMaster, that may be purchased from FlameMaster on or following the Closing Date by the Investor Group for $4,500,000, and which shall contain the rights, privileges and designations set forth in the FlameMaster Series B Preferred Stock Certificate of Designation.

"FLAMEMASTER SERIES B PREFERRED STOCK CERTIFICATE OF DESIGNATION" means the certificate of designation of the rights and privileges of the FlameMaster Series B Preferred Stock in substantially the form of EXHIBIT B annexed hereto and made a part hereof.

"FLAMEMASTER SECURITIES FILINGS" means the collective reference to (a) all filings of periodic reports by FlameMaster on Form 10-K, Form 10-Q, Form 8-K under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and (b) all Rule 14A Final Proxy Statements and Rule 14C Information Statements filed by FlameMaster under the Exchange Act.

"FLAMEMASTER WARRANTS" means the warrants to purchase an aggregate of up to 2,875,000 shares of FlameMaster Common Stock to be issued by FlameMaster to the Investor Group, in substantially the form of EXHIBIT C annexed hereto and made a part hereof.

"FULLY-DILUTED ARIES EQUITY" means, at any applicable point in time, the issued and outstanding Aries Equity, on a fully-diluted basis, after giving effect to
(a) all issued and outstanding Aries Equity, (b) any Aries Equity issuable upon exercise of any outstanding options, warrants or other rights to purchase Aries Equity, and/or (c) all Aries Equity issuable upon conversion of any outstanding notes or other securities convertible into or exchangeable for Aries Equity.

"FULLY-DILUTED HOLDINGS' EQUITY" means, at any applicable point in time, the issued and outstanding Holdings Equity, on a fully-diluted basis, after giving effect to (a) all issued and outstanding Holdings Equity, (b) any Aries Holdings issuable upon exercise of any outstanding options, warrants or other rights to purchase Holdings Equity, and/or (c) all Holdings Equity issuable upon conversion of any outstanding notes or other securities convertible into or exchangeable for Holdings Equity.

"FULLY-DILUTED COMPANY SHARES" means, at any applicable point in time, the issued and outstanding shares of the Company capital stock, on a fully-diluted basis, after giving effect to (a) all issued and outstanding shares of the Company Common Stock, (b) all issued and outstanding shares of the Company preferred stock, if any, (c) all shares of the Company capital stock issuable upon exercise of any outstanding options, warrants or other rights to purchase the Company capital stock, and/or (d) all shares of the Company capital stock issuable upon conversion of any outstanding notes, preferred stock, or other securities convertible into or exchangeable for shares of the Company capital stock.

"FULLY-DILUTED FLAMEMASTER SHARES" means, as at the Closing Date, the aggregate number of shares of FlameMaster Common Stock that would be issued and outstanding, on a fully-diluted basis, after giving effect to (a) all issued and outstanding shares of FlameMaster Common Stock, (b) all shares of FlameMaster Common Stock that are issuable upon conversion of any FlameMaster Series A Preferred Stock, (c) all shares of FlameMaster capital stock issuable upon exercise of any outstanding options, warrants or other rights to purchase FlameMaster capital stock, and/or (d) all shares of FlameMaster

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capital stock issuable upon conversion of any outstanding notes or other debt securities convertible into or exchangeable for shares of FlameMaster capital stock; PROVIDED, HOWEVER, the term Fully-Diluted FlameMaster Shares or Fully-Diluted FlameMaster Common Stock DOES NOT INCLUDE or give effect to dilution resulting from the issuance of additional shares of FlameMaster Common Stock upon conversion of the FlameMaster Series B Preferred Stock or exercise of the FlameMaster Warrants issued on the Closing Date to the Investor Group.

"INTELLECTUAL PROPERTY" means all (i) patent and patent rights, trademarks and trademark rights, trade names and trade name rights, copyrights and copyright rights, service marks and service mark rights, and all pending applications for and registration of the same; (ii) brand names, trade dress, business and product names, logos and slogans, and (iii) proprietary technology, including all know-how, trade secrets, quality control standards, reports (including test reports), designs, processes, market research and other data, computer software and programs (including source codes and related documentation), formulae, inventions and other ideas, methodologies, and technical information, (iv) claims of the owner of any intellectual property for infringement of its rights by a third party, no matter when arising, and (v) other intellectual property.

"INVESTOR GROUP FINANCING" means the purchase by either (a) Monarch Pointe Fund, Ltd., Mercator Momentum Fund, LP and Mercator Momentum Fund III, LP (collectively, the "M.A.G. GROUP"), or (b) such other investors as shall be introduced to FlameMaster by Company Affiliates and who shall be acceptable to the Board of Directors of FlameMaster (collectively, with the M.A.G. Group, the "INVESTOR GROUP") of the Investor Group Securities.

"INVESTOR GROUP SECURITIES" means either (a) up to $4,500,000 of FlameMaster Series B Preferred Stock and FlameMaster Warrants, pursuant to the Investor Group Subscription Agreement, or (b) such other FlameMaster securities and in such other amounts as shall be acceptable to the Board of Directors in the exercise of their sole discretion.

"INVESTOR GROUP REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement, dated of even date herewith and in the form of EXHIBIT F annexed hereto, pursuant to which FlameMaster shall agree to register for resale under the Securities Act of 1933, as amended, all shares of FlameMaster Common Stock issuable upon conversion of the FlameMaster Series B Preferred Stock and the FlameMaster Warrants.

"INVESTOR GROUP SUBSCRIPTION AGREEMENT" means the subscription agreement, dated of even date herewith and in the form of EXHIBIT E annexed hereto, pursuant to which the M.A.G. Group may purchase the FlameMaster Series B Preferred Stock and FlameMaster Warrants.

"HOLDINGS' EQUITY" means the authorized, issued and outstanding members interest of Holdings.

"MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the assets, properties, business, financial condition, results of operations or prospects of such entity or group of entities, when taken as a consolidated whole.

"NASDAQ"  shall mean The Nasdaq Stock Exchange, Inc.

"NASDAQ LISTING APPROVAL" shall have the meaning set forth in Section 4.4(k) of this Agreement.

"PERSON" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.


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"TRIGGERING EVENT" shall have the meanings specified in Section 1.5 of this
Agreement.

                                    ARTICLE I
                      THE EXCHANGE AND RELATED TRANSACTIONS

     1.1 OWNERSHIP OF THE COMPANY SHARES AND ARIES EQUITY. At the Closing Date, there are an aggregate of 313,378 shares of Company Common Stock issued and outstanding (the "COMPANY SHARES"). Such Company Shares represent the Fully-Diluted Company Shares. As at the date hereof and as at the Closing Date:
(a) all of the Fully-Diluted Company Shares is and shall be owned of record and beneficially solely by Holdings, (b) 100% of Holdings Equity is and shall be owned of record and beneficially solely by Aries, and (c) 100% of the Aries Equity is and shall be owned of record and beneficially solely by the Members.
SCHEDULE 1.1 annexed hereto sets forth the names and addresses of the direct and indirect beneficial owners of the members interest or other equity of each of the Members of Aries.

     1.2 TRANSFER OF ARIES EQUITY. Subject to the terms and conditions of this Agreement, at the Closing and in consideration for the Exchange Stock, each of the Members shall transfer, convey, assign, set over and deliver ("Transfer") to FlameMaster with full title guarantee, and FlameMaster shall acquire and accept from the Members, all and not less than all of Aries Equity, free and clear of all Encumbrances. As a result of the Transfer by the Members of Aries Equity, FlameMaster shall become the indirect owner of 100% of the Fully-Diluted Holding Equity and the Fully-Diluted Company Shares.

     1.3  ISSUANCE OF THE EXCHANGE STOCK.

          (a) At the Closing and in sole consideration for the Transfer of Aries Equity and Company Shares, FlameMaster shall deliver to the Members, in such proportionate amounts as among them as are set forth on EXHIBIT D annexed hereto and made a part hereof (the "EXCHANGE STOCK ALLOCATION EXHIBIT"), stock certificates evidencing the 100,000 shares of FlameMaster Series A Preferred Stock that represents the Exchange Stock. Upon full conversion thereof into shares of FlameMaster Common Stock, in accordance with the terms of the Series A Preferred Stock Certificate of Designation and this Agreement, such Exchange Stock, shall equal ninety percent (90%) of Fully-Diluted FlameMaster Shares as at the Closing Date, after giving effect to the issuance thereof.

          (b) As at the date of this Agreement, and after giving effect to the 7:1 forward stock split referred to in Section 1.4 below, as at the date of this Agreement, and as at the Closing Date, FlameMaster shall have issued and outstanding an aggregate of (i) 1,253,000 shares of FlameMaster Common Stock issued and outstanding, (ii) 895,965 shares of FlameMaster Common Stock issued and held in treasury (the "FLAMEMASTER TREASURY SHARES"), and (iii) approximately 4,900 shares of FlameMaster Common Stock issuable upon exercise of outstanding options and warrants. The aggregate of approximately 2,146,900 shares of FlameMaster Common Stock issued and issuable represents the Fully-Diluted FlameMaster Shares; as a result of which, the Exchange Stock to be delivered by FlameMaster at Closing shall, upon full conversion thereof into FlameMaster Common Stock, represent an aggregate of approximately 19,322,100 shares of FlameMaster Common Stock. In the event that, for any reason the number of Fully-Diluted FlameMaster Shares as at the Closing Date shall be greater or less than 2,146,900 Fully-Diluted FlameMaster Shares, the aggregate number of shares of FlameMaster Common Stock into which the Exchange Stock shall be convertible shall be appropriately increased or decreased to reflect the intent of Section 1.3(a) above.

     1.4 STOCK SPLIT. Effective January 7, 2005, Flamemaster consummated a 7:1 forward stock split of the outstanding FlameMaster Common Stock, as a result of which the approximately

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179,000 shares of Flamemaster Common Stock issued and outstanding prior to such forward stock split became an aggregate of 1,253,000 issued and outstanding shares of FlameMaster Common Stock, of which 578,186 shares of Flamemaster Common Stock are held by the public and satisfy the 500,000 publicly-held shares requirement of Nasdaq Marketplace rule 4310(c)(7)(a).

     1.5  DIVIDEND OF FAC STOCK.

          (a) Subject at all times to the provisions of Section 1.5(b) below, pursuant to the written consents of the FlameMaster Majority Stockholders described in Section 4.3(g) of this Agreement, upon: (i) the filing with the SEC and effectiveness of a Form 14C Information Statement; (ii) the mailing of such Information Statement to all FlameMaster holders of record of Common Stock as of a date (the "COMMON STOCK RECORD DATE") that shall be not earlier than sixty
(60) days prior to the date of the proposed FAC Stock Dividend (the "FAC STOCK DIVIDEND DATE"); and (iii) the expiration of all applicable waiting periods under the Securities Exchange Act of 1934, as amended, FlameMaster shall dividend and distribute (the "FAC STOCK DIVIDEND") to all of its stockholders of record as of the Common Stock Record Date, 100% of the capital stock (the "DIVIDEND SHARES") of Flamemaster Aerospace Corporation, a wholly-owned Subsidiary of FlameMaster ("FAC").

          (b) Notwithstanding anything to the contrary, express or implied contained in this Agreement or in any Exhibit hereto (including the Series A Preferred Stock Certificate of Designation and the Series B Preferred Stock Certificate of Designation), the FAC Stock Dividend shall be consummated by FlameMaster immediately following the EARLIEST to occur of any of the following events (each a "TRIGGERING EVENT"):

               (i) receipt by FlameMaster of Nasdaq Listing Approval of the FAC Stock Dividend and the acquisition of the Aries Equity contemplated by this Agreement;

               (ii) at any time prior to receipt of Nasdaq Listing Approval; PROVIDED, that (i) Nasdaq shall have previously approved in writing such FAC Stock Dividend, (ii) the existing board of directors and executive management of FlameMaster shall continue as the entire members of the board of directors and executive management of FlameMaster until the earlier to occur of Nasdaq Listing Approval or May 31, 2005; and (iii) the consummation of such FAC Stock Dividend shall not, by itself, cause Flamemaster to be delisted from trading on Nasdaq;

               (iii) receipt of written notice from either any Member of Aries or any member of the Investor Group of its or their intention to convert into FlameMaster Common Stock any of their shares of FlameMaster Series A Preferred Stock or Series B Preferred Stock; or

               (iv) FlameMaster Common Stock being delisted from trading on the Nasdaq; or

               (v) May 31, 2005, unless such date shall be extended by mutual agreement of FlameMaster, the Members and M.A.G. Capital LLC or any other representative of the Investor Group (the "INVESTOR GROUP REPRESENTATIVE").

          (c) As at the applicable FAC Stock Dividend Date, except for the Best Group, FAC shall: (i) operate all of the businesses operated by FlameMaster and/or any of its Subsidiaries; and (ii) own all of the assets and properties of FlameMaster and assume all of the liabilities of FlameMaster, including but not limited to bank accounts, stock accounts and any other financial instruments, accounts and transactions (other than those assets and liabilities relating solely to the Best Group and FlameMaster's ownership of the Aries Equity, Members Equity and Fully-Diluted Company Shares). In

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addition, FlameMaster shall transfer to FAC all of the 895,965 issued
FlameMaster Treasury Shares.

     1.6  CLOSING AND CLOSING DATE.

          The Closing of the Transfer of Aries Equity and the issuance by FlameMaster of the Exchange Stock to the Members (the "CLOSING") shall take place at the offices of FlameMaster as soon as practicable following the date of execution of this Agreement, but not later than Friday, March 11, 2005. The date on which the Closing is held is referred to in this Agreement as the "CLOSING DATE."

     1.7 DELIVERIES AT CLOSING BY THE COMPANY AFFILIATES. At the Closing, subject to the terms and conditions of this Agreement, the Company Affiliates shall execute and/or deliver (as applicable), or cause to be executed and/or delivered, to FlameMaster, the documents and instruments referred to in this
Section 1.7:

          (a) an assignment duly executed by each of the Members, assigning and transferring to FlameMaster all right, title and interest in and to all of Aries Equity, and otherwise in good form for Transfer;

          (b) a 90-day lockup for 90% of all shares of FlameMaster Common Stock owned by the FlameMaster Principal Stockholders and the Members and a six month lockup for 80% of the shares of FlameMaster Common Stock owned by the FlameMaster Principal Stockholders and the Members, all pursuant to the lockup agreement duly executed by each of the Members and the FlameMaster Principal Stockholders in substantially the form of EXHIBIT G attached hereto (the "LOCKUP AGREEMENT"); and

          (c) such other Documents as may be reasonably requested by FlameMaster and approved in good faith by the Company Affiliates and their counsel, that are necessary to effect the Closing.

     1.8 DELIVERIES By FLAMEMASTER. Subject to the terms and conditions of this Agreement, at the Closing and thereafter (as set forth below), FlameMaster shall execute and deliver or cause to be executed and delivered to Aries:

          (a) at the Closing, stock certificates evidencing all of the shares of the Exchange Stock, duly registered in the name of the Members, in accordance with the Exchange Stock Allocation Exhibit (EXHIBIT D), or as among Affiliates of the Members, as such Persons may notify FlameMaster in writing prior to the Closing Date;

          (b) at the Closing, the duly executed Series A Preferred Stock Certificate of Designation in the form of EXHIBIT A annexed hereto to be recorded in the office of the Secretary of State of the State of Nevada as soon as practicable following the Closing Date;

          (c) at the Closing or thereafter upon consummation of the Investor Group Financing, the duly executed Series B Preferred Stock Certificate of Designation in the form of EXHIBIT B annexed hereto to be recorded in the office of the Secretary of State of the State of Nevada, or such other instruments evidencing the Investor Group Securities;

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          (d)  at the Closing or thereafter upon consummation of the Investor
Group Financing, the FlameMaster Warrants issued to the Investor Group in the form of EXHIBIT C annexed hereto, or such other instruments evidencing the Investor Group Securities;

          (e) at the Closing or thereafter upon consummation of the Investor Group Financing, a duly executed Investor Group Subscription Agreement in the form of EXHIBIT E annexed hereto;

          (f) at the Closing or thereafter upon consummation of the Investor Group Financing, a duly executed Investor Group Registration Rights Agreement in the form of EXHIBIT F annexed hereto; and

          (g) at the Closing or thereafter upon consummation of the Investor Group Financing, such other Documents as may be reasonably requested by the Investor Group and acceptable to FlameMaster as shall be necessary to consummate the Investor Group Financing.

     1.9  RESTRICTIONS ON RESALE

          (a) The Exchange Stock. The Exchange Stock, the FlameMaster Series B Preferred Stock and the FlameMaster Warrants (collectively, the "TRANSACTION SECURITIES") will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) FlameMaster receives an opinion of counsel for the stockholders, reasonably satisfactory to counsel for FlameMaster, that an exemption from the registration requirements of the Securities Act is available.

     The certificates representing the Transaction Securities shall contain a legend substantially as follows:

     "THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR FLAMEMASTER CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR FLAMEMASTER CORPORATION THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE."

          (b) All Exchange Stock for which Aries Equity shall have been exchanged pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Aries Equity.

          (c) All certificates (if any) representing the Aries Equity converted into the right to receive Exchange Stock pursuant to this Article I shall be furnished to FlameMaster subsequent to delivery thereof to the Exchange Agent pursuant to this Agreement.

          (d) On the Closing Date, the transfer books of each of Aries, Holdings and the Company shall be deemed to be closed and no transfer of Aries Equity, Holdings Equity or Company Shares shall thereafter be recorded thereon.

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                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF FLAMEMASTER

          Except as set forth in the FlameMaster Securities Filings and/or in schedules to this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing to the Members, FlameMaster and the FlameMaster Principal Stockholders hereby jointly and severally represent and warrant to the Company Affiliates, as of the date of this Agreement and as of the Closing Date, as follows; it being understood and agreed that with respect to all representations and warranties set forth in Sections 2.5 through 2.17, inclusive, the term "FlameMaster shall be deemed to mean and include FlameMaster and all of its consolidated Subsidiaries, including, without limitation, FAC:

     2.1  ORGANIZATION, STANDING AND POWER.

          FlameMaster is a company duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. FlameMaster is duly qualified to do business as a foreign corporation doing business in each state in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect on FlameMaster or its business. Except for FAC or as set forth in the Securities Filings, FlameMaster does not have an ownership interest in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock).

     2.2  CAPITALIZATION.

          (a) There are 60,500,000 shares of capital stock of FlameMaster authorized, consisting of 60,000,000 shares of FlameMaster Common Stock and 500,000 shares of nonvoting preferred stock (the "FLAMEMASTER PREFERRED STOCK"). As of the date of this Agreement, there are (i) 1,253,000 shares of FlameMaster Common Stock issued and outstanding, (ii) 895,965 issued FlameMaster Treasury Shares; (iii) no shares of FlameMaster Preferred Stock issued and outstanding, and (iv) outstanding warrants and stock options, entitling the holders to purchase an aggregate of 4,900 shares of FlameMaster Common Stock at exercise prices of approximately $80.00 per share ("FLAMEMASTER OPTIONS AND WARRANTS").

          (b) As at the date hereof, the FlameMaster Principal Stockholders and Donna Mazin are the record and beneficial owners of an aggregate of approximately 48% of the outstanding shares of FlameMaster Common Stock. The balance of the FlameMaster Common Stock issued and outstanding includes FlameMaster Common Stock in the public float and restricted FlameMaster Common Stock. Except as disclosed in Section 2.2(a) above, no FlameMaster Common Stock have been reserved for issuance to any Person, and there are no other outstanding rights, warrants, options or agreements for the purchase of FlameMaster Common Stock except as provided in this Agreement. All outstanding FlameMaster Common Stock are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other Applicable Law.

          (c) As at the date of this Agreement and on the Closing Date of the Exchange, the Fully-Diluted FlameMaster Shares shall be not more than 2,146,900 shares FlameMaster Common Stock. The foregoing does not give effect to dilution resulting from the issuance of additional shares of FlameMaster Common Stock upon conversion of the FlameMaster Series A Preferred Stock or exercise of the FlameMaster Warrants.

     2.3  AUTHORITY FOR AGREEMENT.

          The execution, delivery, and performance of this Agreement by FlameMaster has been duly authorized by all necessary corporate and shareholder action, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of FlameMaster enforceable against it in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement and compliance with its provisions by FlameMaster will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under (whether with or without notice or lapse of time or both), FlameMaster's Certificate of Incorporation or Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which FlameMaster is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, injunction, charge, rule or regulation or other restriction of any governmental agency applicable to FlameMaster except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect on FlameMaster. Except as set forth in Schedule 2.3, no consent, filing with or notification to, or approval or authorization of any governmental, regulatory or other authority is required on the part of FlameMaster in connection with the execution, delivery and performance of this Agreement.

     2.4  ISSUANCE FLAMEMASTER EXCHANGE STOCK

          The Exchange Stock issuable to Aries or other Company Affiliates will when issued pursuant to this Agreement be duly and validly authorized and issued, fully paid and non-assessable.

     2.5  FINANCIAL STATEMENTS.

          (a) FlameMaster (i) has made available to the Company Affiliates copies of its audited financial statements at December 31, 2001, 2002 and 2003 and for the three fiscal years then ended, and the comparative unaudited financial statement as at June 30, 2004 and June 30, 2003 and for the six month periods then ended, and (ii) when available, will promptly furnish to the Company Affiliates the comparative unaudited financial statements as at September 30, 2004 and September 30, 2003 and for the nine month periods then ended (collectively, "FLAMEMASTER FINANCIAL STATEMENTS").

          (b) Each set of financial statements (including, in each case, any related notes thereto) contained in the FlameMaster Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Such financial statements fairly present the consolidated financial position of FlameMaster as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments.

          (c) To the knowledge of FlameMaster and the FlameMaster Principal Stockholders, except as disclosed in the consolidated financial statements contained in the FlameMaster Financial Statements, in the FlameMaster Securities Filings or on Schedule 2.5(c) hereof, since June 30, 2004 there has been no FlameMaster Material Adverse Effect.

          (d) Except as otherwise disclosed in the consolidated financial statements contained in the FlameMaster Financial Statements, FlameMaster does not have any liabilities or obligations that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

     2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2003, except as disclosed on Schedule 2.6 or in FlameMaster Securities Filings:

          (a) there has not been (i) any Material Adverse Effect on the business, operations, properties, assets, or condition of FlameMaster or (ii) any damage, destruction, or loss to FlameMaster (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of FlameMaster;

          (b)  FlameMaster has not (i) amended its articles of incorporation;
(ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock;
(iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of FlameMaster; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or any of its employees whose monthly compensation exceeds $5,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

          (c) FlameMaster has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business;
(ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent FlameMaster balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of FlameMaster; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock);

          (d) to the best knowledge of FlameMaster and the FlameMaster Principal Stockholders, FlameMaster has not become subject to any law or regulation which has or in the future is reasonably likely to have a Material Adverse Effect; and

          (e) as at the Closing Date, after giving effect to consummation of the FAC Stock Dividend, the aggregate FlameMaster liabilities which would be required to be disclosed on a balance sheet prepared in accordance with GAAP will not exceed $100,000 in the aggregate.

     2.7  INTELLECTUAL PROPERTY AND INTANGIBLE ASSETS.

          To the knowledge of FlameMaster, FlameMaster has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business. No rights of any other person are violated by the use by FlameMaster of any intellectual property. None of the intellectual property utilized in the operation of the business of FlameMaster has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of FlameMaster, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

     2.8  GOVERNMENTAL CONSENT

          No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with FlameMaster, is required by or with respect to FlameMaster in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

     2.9  LITIGATION

          There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of FlameMaster threatened against or affecting, FlameMaster or any of its assets or properties before any court or arbitrator or any governmental or other body, agency or official.

     2.10 INTERESTED PARTY TRANSACTIONS

          FlameMaster is not indebted to any officer or director of FlameMaster (except for compensation and reimbursement of expenses incurred in the ordinary course of business and payment of which is not overdue), and no such person is indebted to FlameMaster, except as disclosed in the reports filed with the Securities and Exchange Commission.

     2.11 COMPLIANCE WITH APPLICABLE LAWS.

          The business of FlameMaster has not been, and is not being, conducted in violation of any Applicable Law, except for possible violations which both individually and also in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect. No investigation or review by any governmental entity with respect to FlameMaster is pending or, to the knowledge of FlameMaster after reasonable inquiry, threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which both individually and also in the aggregate would not have, nor be reasonably likely to have, a Material Adverse Effect. FlameMaster is a fully compliant reporting company under the Securities Exchange Act of 1934, as amended, and has not been threatened or subject to delisting on any exchange on which it is traded.

     2.12 NO UNDISCLOSED LIABILITIES.

          There are no liabilities or debts of FlameMaster of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

     2.13 TAX RETURNS AND PAYMENT

          FlameMaster has duly and timely filed all Tax Returns required to be filed by it and has duly and timely paid all Taxes shown thereon to be due, except as reflected in the FlameMaster Financial Statements. Except as disclosed in the FlameMaster Financial Statements, there is no claim for Taxes that is a lien against the property of FlameMaster other than liens for Taxes not yet due and payable, none of which Taxes is material. FlameMaster has not received notification of any audit of any Tax Return of FlameMaster being conducted or pending by a Tax authority, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by FlameMaster which is currently in effect, and FlameMaster is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any amount in excess of the amount reflected on the FlameMaster Financial Statements.

     2.14 LABOR AND EMPLOYMENT MATTERS

          FlameMaster has no employment agreements with any employees, other than as set forth on Schedule 2.14; all of which employment agreements shall either be (a) assigned with the written consent of the employee to FAC, or (b) terminated as at the Closing Date. FlameMaster is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to the knowledge of FlameMaster, there has been no effort by any labor union or any other person during the twenty-four (24) months prior to the date hereof to organize any employees or consultants of FlameMaster who are not already members of a collective bargaining unit into one or more collective bargaining units, nor, to the knowledge of the FlameMaster, are any such efforts being conducted. There is no pending or, to the knowledge of FlameMaster, threatened labor dispute, strike or work stoppage which affects or which may affect the business of FlameMaster, or which may interfere with its continued operations. To the knowledge of FlameMaster, neither FlameMaster nor any agent, representative or employee thereof has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against FlameMaster by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees or consultants of FlameMaster during the twenty-four (24) months prior to the date hereof. FlameMaster has complied, in all material respects, with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities or other employment practices, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended and the Immigration Reform and Control Act of 1986, as amended. FlameMaster has received no notice of any claim before any governmental body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of employees or any governmental body or, to the knowledge of FlameMaster is any such claim threatened against FlameMaster. FlameMaster is not a party to, or otherwise bound by, any order relating to its employees or employment practices. FlameMaster has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees. No current or former employee of FlameMaster is (i) absent on a military leave of absence and/or eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (ii) absent on a leave of absence under the Family and Medical Leave Act.

     2.15 EMPLOYEE BENEFITS

          There is no employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and (ii) no other benefit plan, program, contract or arrangement of any kind whatsoever, covering the employees or consultants of FlameMaster or which is sponsored, maintained or contributed to by FlameMaster or to which FlameMaster has an obligation to contribute (all such employee benefit plans and other benefit plans, programs, contracts or arrangements hereinafter individually and collectively called the "EMPLOYEE BENEFIT PLAN(S)").

     2.16 BUSINESS; LIABILITIES.

          The sole operating business of FlameMaster is fully described into Form 10-KSB/A, filed with the SEC on June 24, 2004, for its fiscal year ended December 31, 2003. Except for the business described in such FlameMaster Securities Filing, FlameMaster has no operating business and no operating subsidiaries other than FAC. As at the Closing Date, after giving effect to the FAC Stock Dividend, FlameMaster shall have no greater than $100,000 of total balance sheet and contingent liabilities, and no commitments to incur liabilities.

     2.17 FLAMEMASTER SECURITIES FILINGS

          All FlameMaster Securities Filings under the Exchange Act are true, correct and complete in all material respects, are not misleading and do not omit to state any material fact which is necessary to make the statements contained in such public filings not misleading in any material respect. All FlameMaster Securities Filings under the Exchange Act have been timely made.


                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF THE MEMBERS AND ARIES.

Each of the Members and Aries jointly and severally represents and warrants to FlameMaster as follows; provided, that all references in this Article III to Schedules shall mean the disclosure schedules provided to the Members, Aries and Holding by the Prior Company Parents pursuant to the Company Share Purchase
Agreement:

     3.1 ORGANIZATION, STANDING AND AUTHORITY; OWNERSHIP OF SHARES. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and Aries and Holdings are each limited liability companies organized under the laws of the State of Arizona. Each of the Company Affiliates have the full corporate power and corporate authority to execute, deliver and perform this Agreement and each Related Agreement to which it is a party. Each of Aries, Holdings and the Company are qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it requires qualification. Each of the Company Affiliates has all right, power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and to perform its obligations hereunder and thereunder. The Members are the record and beneficial owners of the Fully-Diluted Aries Equity; Aries is the record and beneficial owner of the Fully-Diluted Holdings Equity; and Holdings is the record and beneficial owner of the Fully-Diluted Company Shares; in each case, free and clear of all liens, claims, security interests and encumbrances of any type or description and there are no options, agreements or other Encumbrances of any other person, firm or corporation in existence which could restrict or limit the respective the Members ability to transfer to FlameMaster good and marketable title to all of Aries Equity free and clear of all such liens, claims, security interests and encumbrances. Holdings was formed solely for the purpose of acquiring the Company Shares and independently engages in no trade or business or other activity.

     3.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement and all Related Agreements by the Company Affiliates to which it is a party have been duly authorized by all necessary corporate and individual action. This Agreement constitutes, and each Related Agreement when executed by the Company Affiliates will constitute, the valid and binding obligation of each of the Company Affiliates, enforceable against it, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3 CONTRACTUAL CONSENTS OF THIRD PARTIES. Except as set forth on Schedule 3.3, the execution, delivery and performance by each of the Company Affiliates of this Agreement and each Related Agreement to which it or he is or will be a party, and the consummation of the transactions contemplated hereby and thereby by the Company Affiliates will not (a) violate or conflict with the respective memoranda of association or articles of association of Aries, Holdings or the Company, (b) conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any Contract, order, judgment or decree, to which the Company or any of the Company Affiliates is a party or by which any of its or his properties are bound or subject, (c) constitute a violation of any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental agency, or court to which the Company or any of the Company Affiliates is subject or (d) result in the creation of any Encumbrance upon the Aries Equity, the Holdings Equity, the Company Shares, or the assets or properties of the Company.

     3.4 FINANCIAL STATEMENTS. The Company Affiliates have provided to FlameMaster, and FlameMaster acknowledges receipt of, true, complete and correct copies of the (a) the audited balance sheet of Aries as at June 30, 2004 (the "ARIES BALANCE SHEET"); and (b) the reviewed balance sheets of the Company as at December 31, 2001, December 31, 2002 and December 31, 2003, and the related reviewed statements of income and statements of cash flows for the three fiscal years ended December 31, 2003 (the "COMPANY ANNUAL FINANCIAL STATEMENTS") and for the six months ended June 30, 2003 (together with the Company Annual Financial Statements, the "COMPANY FINANCIAL STATEMENTS"). The Company Annual Financial Statements were reviewed (but not audited) by Tull Forsberg & Olsen, certified public accountants (the "COMPANY ACCOUNTANTS") and all Company Financial Statements were prepared in accordance with the books and records of the Company and using the Accounting Principles consistently applied. To the best knowledge of the Company Affiliates, the Company Annual Financial Statements are capable of being audited by the Company Accountants, and the Company can provide FlameMaster with an unconditional audit of the Company Annual Financial Statements, for the three (3) fiscal years ended December 31, 2004, by a date that shall be not later than sixty (60) days following the Closing Date, all in accordance with the requirements of Section 4.3(n) of this Agreement (collectively, the "AUDITED FINANCIAL STATEMENTS"). Each of Holdings and Aries are recently formed entities and have no historical financial statements, except for the Aries Balance Sheet.

     3.5 ABSENCE OF MATERIAL ADVERSE CHANGE; DISTRIBUTIONS. Since December 31, 2003, the Company has operated only in the ordinary course and since that date, there has not been any change in the business, operations, results of operations, assets or condition (financial or otherwise) of the Company that has had or might reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except (i) as a direct result of the acquisition by Aries and Aries of 100% of the Company Shares from the Prior Company Parents pursuant to the Company Share Purchase Agreement, or (ii) as otherwise set forth on Schedule 3.5, since that date:

          (a) the Company has not, in a single transaction or a series of related transactions, sold, transferred, or disposed of any of its assets, tangible or intangible, which, individually or in the aggregate, have a fair market value in excess of $50,000, other than sale of products and services in the ordinary course of business;

          (b)  the Company has not entered into any Material Contract;

          (c) no Person (including the Company Affiliates) has accelerated, terminated, modified, or cancelled any Material Contract;

          (d) the Company has not incurred any loans or borrowings or granted or suffered to exist any Encumbrance upon any of its assets, tangible or intangible;

          (e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

          (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or (otherwise than in the ordinary course of business) assets of, any other Person (or series of related capital investments, loans, and (otherwise than in the ordinary course of business) acquisitions);

          (g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed or otherwise become liable for any indebtedness except in the ordinary course of business;

          (h) the Company has not delayed or postponed the payment of accounts payable or other Liabilities or accelerated the delivery of any products or services or the collection of any accounts receivable;

          (i) the Company has not cancelled, compromised, waived, or released any material right or claim;

          (j) the Company has not licensed, sold or otherwise transferred any rights under or with respect to any Intellectual Property;

          (k) there has been no change made or authorized in the articles of incorporation or bylaws of the Company;

          (l) the Company has not issued any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (m) the Company has not directly or indirectly, (i) made, paid or declared any dividend or distribution in respect of its capital stock, or repurchased or redeemed any such capital stock or (ii) entered into any transaction, commitment or understanding with the Company Affiliates or any of their Affiliates or for the benefit of any of them, other than transactions in the ordinary course of the Company's business;

          (n) the Company has not experienced any damage or destruction to or loss of (whether or not covered by insurance) to its property in excess of $100,000 in the aggregate;

          (o) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (p) the Company has not granted any increase in the base compensation of any of its directors, officers, or employees outside the ordinary course of business;

          (q) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

          (r) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

          (s) the Company has not made or pledged to make any charitable or other capital contribution;

          (t) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the Company;

          (u) the Company has not made an election with respect to Taxes that was not previously made, nor has it changed or revoked an election with respect to Taxes that was previously made; and

          (v) the Company has not committed or agreed, orally or in writing, to any of the foregoing and the giving of notice by any Person or the passage of time will not result in the occurrence of any of the foregoing.

     3.6  CUSTOMER AND SUPPLIERS.

          Schedule 3.6 sets forth, for the fiscal periods ended December 31, 2003 and the nine months ended September 30, 2004, the top ten major customers and the top five major suppliers of the Company indicating materials and/or services supplied or purchased and a list identifying unwritten key arrangements with same, including rebate and incentive arrangements.

     3.7 ACCOUNTS RECEIVABLE. The Company has provided to FlameMaster a copy of the schedule of their accounts receivable as of September 30, 2004, together with an aging analysis.

     3.8  NO LITIGATION; COMPLIANCE WITH LAWS; PERMITS. Except as set forth on
Schedule 3.8 annexed hereto:

          (a) There is no outstanding claim or other Proceeding pending by or against, or, to the knowledge of the Company Affiliates, threatened by or against, the Company (including at law or in equity or before or by any Governmental Authority or arbitrator), or affecting or relating to, Aries Equity, the Company Shares or the assets of the Company.

          (b) Except where non-compliance would have a Material Adverse Effect, the Company is in compliance in all material respects with all applicable laws, including all laws relating to (i) employment, including any relating to workers' compensation, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, and the payment of social security and similar taxes and (ii) the environment, health, and safety, in each case, applicable to the Company, its business and its assets and properties.

          (c) No written notice has been received by the Company during the past three years from any Governmental Authority alleging any violation of law by the Company.

          (d) The Company has all Permits, including without limitation all Permits that are required pursuant to environmental, health or safety laws for the occupation of its facilities used or held for use by the Company and the operation of its business, that are material and necessary for the conduct and operation of its businesses as currently conducted, including owning and using the assets and properties of the Company in the manner the Company currently owns and uses the same ("Material Permits"). The Material Permits are listed in
Schedule 3.8 and are valid and in full force and effect. The Company are in material compliance with the terms and conditions of all Material Permits. No Permit and no notice to any Governmental Authority is required on the part of the Company Affiliates in connection with the execution, delivery and performance of this Agreement or any Related Agreement.

     3.9 NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 3.9 annexed hereto, the Company has no Liability (and, to the knowledge of the Company Affiliates, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against them giving rise to any Liability), except for (a) Liabilities set forth on the June 30, 2004 Balance Sheet and in the amount set forth therein, and (b) trade accounts payable and Liabilities which have arisen after the date of the June 30, 2004 Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     3.10 TAXES.  Except as set forth on Schedule 3.10:

          (a) The Company has filed with the appropriate Taxing Authorities all Tax returns that they were or are required to file. All such Tax returns were correct and complete in all material respects. All Taxes owed by the Company that are or have been due and payable have been paid. The Company are not currently the beneficiary of any extension of time within which to file any Tax Return. In the past seven years, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and, to the knowledge of the Company, there is no basis for such a claim. There are no Encumbrances on any of the assets of the Company that relate to Taxes (other than Taxes not yet due and payable).

          (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing to the Company or (ii) as to which the Company has knowledge based upon personal contact with any agent of such authority. Schedule 3.10 lists all Tax returns filed with respect to the Company for taxable periods ended on or after December 31, 2001, indicates those Tax returns that have been audited, and indicates those Tax returns that currently are the subject of audit. The Company has delivered to FlameMaster correct and complete copies of all Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2001.

          (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) The unpaid Taxes of the Company (i) did not, as of September 30, 2004, exceed its reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the September 30, 2004 Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Company in filing their Tax Returns.

     3.11 MATERIAL CONTRACTS. Schedule 3.11 contains a true, complete and correct list of each Material Contract. The Company Affiliates have made available to FlameMaster true complete and correct copies of all written Material Contracts. To the knowledge of the Company Affiliates, each of the Material Contracts is valid and in full force and effect. Except for defaults that, individually or in the aggregate, have not had and will not have a Material Adverse Effect (a) neither the Company nor, to the knowledge of the Company Affiliates, any other party to any Material Contract is in default under the terms thereof and (b) there has been no written claims of any material default. No party to any Material Contract has notified the Company Affiliates of its intention to cease to perform any material obligations required to be performed by it thereunder or withhold any material payment required to be made by it thereunder.

     3.12 LABOR MATTERS. Except as disclosed on Schedule 3.12, during the past three years, there has not been, (a) any strike, slowdown, picketing or organized work stoppage by any of the Employees, (b) any proceeding pending against or, to the knowledge of the Company Affiliates, threatened against, the Company relating to the alleged material violation of any law pertaining to labor relations or other employment matters, including any charge or complaint filed by an employee or union with any Governmental Authority, (c) any application for certification of a collective bargaining representative or other effort to organize any of its respective Employees for the purpose of forming or joining a union, or (d) any lockout of any Employees by the Company.

     3.13 EMPLOYEE BENEFIT PLANS AND BENEFIT ARRANGEMENTS. The Company has provided to FlameMaster copies of all existing Employee Benefit Plans and all such Employee Benefit Plans are listed on Schedule 3.13.

          (a) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of the applicable laws in England governing pensions and other Employee Benefit Plans.

          (b) The Company' execution of, and the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director, agent or consultant of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or other benefit (whether under any Employee Benefit Plan or otherwise) to any such employee, officer, director, agent or consultant.

          (c) There are no pending claims by or on behalf of any Employee Benefit Plan or by or on behalf of any individual participant or beneficiary of an Employee Benefit Plan alleging breach of fiduciary duty or breach of any provision of the Employee Benefit Plan to pay benefits on the part of the Company or any of its officers, directors or employees, nor to the knowledge of the Company Affiliates, is there any threatened claim or any basis for such a claim.

     3.14 PERSONAL PROPERTY; INTELLECTUAL PROPERTY RIGHTS. Except as set forth on Schedule 3.14 annexed hereto:

          (a) All of the personal property (other than Intellectual Property) reflected in the June 30, 2004 Balance Sheet is in existence (except for dispositions made in the ordinary course of business since the date of the September 30, 2004 Balance Sheet). The Company has good and marketable title to all of its assets and properties, free and clear of all Encumbrances and such assets and properties consist of all of the assets and properties required by the Company to conduct its business consistent with past practice. To the knowledge of the Company Affiliates, there are no material defects, latent or patent, in the personal property. The machinery or equipment of the Company is in proper operating condition and repair (subject to normal wear and tear).

          (b) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used for the operation of the Company' business as presently conducted.

     3.15 EMPLOYEES. The Company has furnished FlameMaster with a true, correct and complete list of the name, start date, current annual salary, amount of any bonuses paid for the fiscal year ended December 31, 2003 of each employee of the Company ("Company Employee"). Except as set forth on Schedule 3.15, (a) to the knowledge of the Company Affiliates, no Company Employee recently has threatened to terminate his or her employment, (b) neither the Company nor, to the knowledge of the

Company Affiliates, any Company Employee, is restricted, directly or indirectly, by any Contract, including any agreement regarding confidentiality, from carrying on the business of the Company; (c) there are no claims pending or, to the knowledge of the Company Affiliates, threatened regarding compensation (including but not limited to claims related to sales commissions, minimum wage or overtime) or any other conditions or terms of employment or the termination thereof concerning the business of the Company; (d) there have been no promises or undertakings by the Company to continue the employment of any employee or contractor for a fixed or stated duration or to continue or increase the compensation of any employee or contractor (otherwise than as provided in the relevant contract); (e) the Company has no liability with respect to independent contractors who perform or have performed services for the Company under any Employee Benefit Plan or other benefit arrangements of any kind whatsoever or under applicable law; and (f) the Company has kept complete and up-to-date employment records required by applicable law to be created and maintained in connection with its business.

     3.16 REAL PROPERTY. Except as set forth on Schedule 3.16, the Company does not own, directly or indirectly, any leasehold interest in real property, and all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

     3.17 TITLE TO ARIES EQUITY, HOLDINGS EQUITY AND COMPANY SHARES. The Members are the true and lawful registered holder of Aries Equity, free and clear of all Encumbrances. Aries is the true and lawful registered holder of the Holdings Equity, free and clear of all Encumbrances. Holdings is the true and lawful registered holder of the Company Shares, free and clear of all Encumbrances. Upon the consummation of the Exchange, FlameMaster will receive good and valid title to all of Aries Equity and indirect good and valid title to the Company Shares, free and clear of all Encumbrances. Other than the rights and obligations arising under this Agreement, none of Aries Equity, Holdings Equity or Company Shares is subject to any options, warrants, convertible securities or other rights of any other Person to acquire the same. None of Aries Equity, Holdings Equity or Company Shares is subject to any Encumbrances or restrictions on transfer thereof except those imposed by applicable laws. The Company Shares represents and as at the Closing Date will represent the Fully-Diluted Company Shares. All of Aries Equity, Holdings Equity and Company Shares is duly authorized and validly issued and fully paid. None of such securities was issued in violation of any preemptive or preferential right.


                                   ARTICLE IV
                        CERTAIN COVENANTS AND AGREEMENTS

     4.1  MANAGEMENT AND OPERATION OF FLAMEMASTER

          Each of the Parties do hereby jointly and severally covenant and agree that, during the period from and after the Closing Date until the EARLIEST to occur of any of the Triggering Events:

          (a) the board of directors of FlameMaster and FAC in effect immediately prior to the date of this Agreement shall continue to be the entire board of directors of both FlameMaster and FAC;

          (b) the business of each of FlameMaster and FAC shall continue to be managed solely by the existing boards of directors and executive officers of such Persons;

          (c) the Members shall continue to manage the Business of the Company and the Best Group;

          (d) the Parties shall use their collective best efforts to obtain Nasdaq Listing Approval; and

          (e) none of the shares of the Exchange Stock shall be convertible by any holder thereof into shares of FlameMaster Common Stock, and none of the shares of FlameMaster Series B Preferred Stock shall be convertible by any holder thereof into shares of FlameMaster Common Stock; and

          (f) no Party shall take any action that in any manner could reasonably be expected to adversely affect the ability of FlameMaster to consummate the FAC Stock Dividend.

Upon the occurrence of a Triggering Event, all of the members of the FlameMaster executive officers and members of the FlameMaster board of directors shall tender their written resignations and Persons designated by, or otherwise satisfactory to, the Members and/or the Investor Group Representative shall be elected to fill the vacancies on the FlameMaster board of directors, to serve until the next annual meeting of stockholders of FlameMaster or until their successors are appointed and qualified.

     4.2 COVENANTS OF COMPANY AFFILIATES. From and after the Closing Date and until the occurrence of a Triggering Event, each of the Company Affiliates agrees that it shall take such steps as lie within its powers to insure that, without the prior written consent of FlameMaster, neither Aries, Holdings nor the Company shall do any of the following:

          (a) amend its articles of organization, Certificate of Incorporation or Bylaws;

          (b) pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

          (c) except for the contemplated investment by Aries or the Company (the "GILA INVESTMENT") in Gila Electric and Music Company, d/b/a Gila Candy & Tobacco ("GILA"), merge or consolidate with any other entity or acquire or agree to acquire any other entity;

          (d) sell, transfer, or otherwise dispose of any material assets required for the operations of the Company's business except in the ordinary course of business, consistent with past practices;

          (e) except as may be created or assumed in connection with the Gila Investment, create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other encumbrance on any of its material assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement or provided to or by FlameMaster;

          (f) except as may be created or assumed in connection with the Gila Investment, make any material capital expenditure or series of capital expenditures except in the ordinary course of business;

          (g) declare or pay any dividends on or make any distribution of any kind with respect to Aries Equity, Holdings Equity or Company Shares; PROVIDED, HOWEVER, that from and after the Closing Date through and on or before the occurrence of a Triggering Event (i) FlameMaster may pay to the holders of its Common Stock quarterly cash dividends and may repurchase up to 250 shares of FlameMaster Common Stock each quarter, and (ii) Aries may distribute to all or certain of its Members all of the assets and properties of Aries, other than (A) 100% of the issued and outstanding members interest of Holdings (which Holdings Equity shall continue to be owned of record and beneficially by Aries through and including the Closing Date), and (B) all net proceeds of the Investor Group Financing that is the subject of the FlameMaster Loan (which net proceeds shall be invested by Aries solely as working capital for the Best Group and to acquire
Gila);

          (h) fail to notify FlameMaster immediately in the event of any material loss of or damage to the Company and its material assets;

          (i) fail to pay premiums in respect of all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

          (j) fail to seek to preserve the present material employees, reputation and business organization of the Company or its relationship with its significant clients and others having business dealings with it;

          (k) issue any additional Aries Equity, Holdings Equity or Company Shares or share capital of the Company or take any action affecting the capitalization of Aries, Holdings or the Company or the Fully-Diluted Aries Equity, Fully-Diluted Holdings Equity or Fully-Diluted Company Shares;

          (l) fail to use commercially reasonable efforts to comply with and not be in default or violation under any known law, regulation, decree or order applicable to the Company's business, operations or assets where such violation would have a Material Adverse Effect;

          (m) grant any severance or termination pay to any director, officer or any other employees of the Company, other than pursuant to agreements in effect on the date of this Agreement or as otherwise disclosed in the documents delivered pursuant to this Agreement;

          (n) change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in GAAP, whether in respect of Taxes or otherwise;

          (o) terminate or waive any material right of substantial value other than in the ordinary course of business;

          (p) except in connection with the Gila Investment, cause or permit Aries to engage in any business or other activity, other than its ownership of the Holdings Equity and Company Shares; or

          (q) except in connection with the Gila Investment, enter into any material contract or commitment other than in the ordinary course of business.


     4.3  COVENANTS OF FLAMEMASTER AND THE FLAMEMASTER PRINCIPAL STOCKHOLDERS.

          FlameMaster and the FlameMaster Principal Stockholders each covenant and agree that, from and after the Closing Date and until the occurrence of a Triggering Event, FlameMaster and each FlameMaster Subsidiary shall, and the FlameMaster Principal Stockholders shall undertake that FlameMaster and each FlameMaster Subsidiary shall, other than as contemplated by this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of the Members and the Investor Group Representative, neither FlameMaster, nor any FlameMaster Subsidiary, shall:

          (a)  amend its Certificate of Incorporation or Bylaws;

          (b)  issue any shares of FlameMaster Common Stock or other securities;

          (c) pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

          (d) merge or consolidate with any other Person or acquire or agree to acquire any other Person;

          (e) create, incur, assume, or guarantee any indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other Encumbrance on any of its assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement or provided to or by the Company and/or any of their respective Affiliates;

          (f) make any capital expenditure or series of capital expenditures except in the ordinary course of business;

          (g) except for the FAC Stock Dividend, declare or pay any dividends on or make any distribution of any kind with respect to the FlameMaster shares;

          (h) fail to pay premiums in respect of all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

          (i) fail to shall seek to preserve the present employees, reputation and business organization of FlameMaster and its relationship with its clients and others having business dealings with it;

          (j) change its outstanding capital stock or issue any shares or take any action affecting the capitalization of FlameMaster;

          (k) fail to use commercially reasonable efforts to comply with and not be in default or violation under any law, regulation, decree or order applicable to FlameMaster's business or operations where such violation would have a Material Adverse Effect;

          (l) grant any severance or termination pay to any director, officer or any other employees of FlameMaster, other than pursuant to agreements in effect on the date of this Agreement or as otherwise disclosed in the documents delivered pursuant to this Agreement;

          (m) change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in GAAP, whether in respect of Taxes or otherwise;

          (n) terminate or waive any right of substantial value other than in the ordinary course of business;

          (o) enter into any material contract or commitment;

          (p) except for the FAC Stock Dividend, sell, transfer or otherwise dispose of any assets;

          (q) fail to notify the Members immediately in the event of any material loss of or damage to any of FlameMaster's assets; or

          (r) fail to comply with the terms of this Exchange Agreement.

     4.4 ADDITIONAL COVENANTS AND AGREEMENTS. The Parties hereto do hereby mutually covenant and agree as to the matters set forth in this Section 4.4 below:

          (a) Tax-free Reorganization. The Parties intend that the Exchange qualify as a Tax-free exchange under Sections 351 of the Code, as amended, and the Parties will take the position for all purposes that the Exchange shall qualify under such Section.

          (b) Announcement. No Party shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or securities regulation. Notwithstanding anything in this Section 4.4 to the contrary, the Parties will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by Applicable Law.

          (c) Best Efforts. Each of the Parties agree to use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective Nasdaq Listing Approval and the FAC Stock Dividend and other transactions contemplated by this Agreement as promptly as practicable following the Closing Date, including, but not limited to:

               (i) The preparation and filing of all forms, registrations and notices required to be filed with the SEC or any other governmental entity to consummate the FAC Stock Dividend and Nasdaq Listing Approval, including without limitation, any approvals, consents, orders, exemptions or waivers by any third party or governmental entity; and

               (ii) The preparation and filing of all forms, registrations and notices required to be filed with The Nasdaq Stock Market, in order to obtain the Nasdaq Listing Approval.

          (d) FlameMaster Stockholder Consent and Consummation of FAC Stock Dividend. FlameMaster has obtained the irrevocable and unconditional written consents of the holders of a majority of the outstanding FlameMaster Common Stock, including the FlameMaster Principal Stockholders to: (i) the issuance of the Exchange Stock and the transactions contemplated by this Agreeemnt, and (ii) the FAC Stock Dividend; and (iii) the sale of the FlameMaster Series B Preferred Stock to the Investor Group and the filing by FlameMaster of the FlameMaster Series A Preferred Stock Certificate of Designation and the FlameMaster Series B Preferred Stock Certificate of Designation with the Secretary of State of the State of Nevada (collectively, the "STOCKHOLDER CONSENTS"). As soon as practicable following the Closing Date, FlameMaster shall have prepared and filed with the SEC a Form 14C Information Statement describing the Exchange, the issuance of the Exchange Stock and other transactions contemplated by this Agreement and the FAC Stock Dividend, in such detail as counsel to FlameMaster and Aries shall reasonably require (the "INFORMATION STATEMENT"). Prior to consummation of the FAC Stock Dividend (i) the Information Statement shall be mailed to the existing FlameMaster stockholders of record on the FAC Dividend Record Date, (ii) all requisite waiting periods shall have expired, and (iii) FlameMaster shall have consummated the FAC Stock Dividend of the Dividend Shares of FAC.

          (e) Terms of the Investor Group Financing. The Parties hereto do hereby mutually agree that the terms and conditions of the Investor Group Financing, if pursuant to the Investor Group Subscription Agreement and in the form of FlameMaster Series B Preferred Stock and FlameMaster Warrants are acceptable in all respects to FlameMaster and the other Parties hereto. In the event that the terms and conditions of the Investor Group Financing shall be different than the foregoing, such terms and conditions shall be acceptable to the Board of Directors of FlameMaster in the exercise of its sole and absolute discretion.

          (f) Net Proceeds from Investor Group Financing. It is expressly understood and agreed that the proceeds from the Investor Group Financing (net of fees, expenses and commissions applicable thereto) shall be applied as follows: (i) $300,000 shall be retained by FlameMaster as working capital until consummation of the Triggering Event, at which time $120,000 shall be retained by FAC, and (ii) the balance of such net proceeds shall be loaned by FlameMaster to Aries (the "ARIES LOAN"), to be used solely by Aries to (A) enable it or the Company to make the Gila Investment, and (B) provide ongoing working capital to the Company, all upon such terms and conditions as shall be reasonably acceptable to FlameMaster.

          (g) Acceleration of Triggering Event. The Parties hereto do hereby agree that in the event that, in the reasonable opinion of FlameMaster or the Investor Group Representative, it appears the Nasdaq Listing Approval for the transactions contemplated by this Agreement shall not be obtainable by May 31, 2005, if at all, then and in such event, at any time following May 1, 2005 and upon the written request of FlameMaster or the Investor Group, the Parties shall
(i) accelerate the Triggering Event and the FAC Stock Dividend, (ii) withdraw the original listing application of the Best Group on the Nasdaq Stock Exchange, and (iii) seek to list the FlameMaster Common Stock for trading on the NASD Over-the-Counter Bulletin Board or another recognized securities exchange.

          (h) Approval by FlameMaster Principal Stockholders. By their execution and delivery of this Agreement, each of the FlameMaster Principal Stockholders does hereby approve, adopt and ratify this Exchange Agreement, the Exchange, the FAC Stock Dividend and all of the transactions contemplated hereby and pursuant to all exhibits hereto.

          (i) Resignation of Officers and Directors. Following the Closing Date and upon the occurrence of a Triggering Event, all existing officers of FlameMaster and all current members of the board of directors of FlameMaster shall tender their written resignations as officers and directors of FlameMaster, such resignations to be executed and delivered as deeds and to contain acknowledgements that the officer or member has no claims for compensation or otherwise against FlameMaster, whether for compensation for loss of office or otherwise.

          (j) Amended and Restated Certificate of Incorporation. Simultaneous with or prior to consummation of the FAC Stock Dividend, FlameMaster shall have amended and restated the FlameMaster certificate of incorporation to INTER ALIA, change its corporate name to Best Distribution Corporation (or such other name as shall be acceptable to the Members) and shall have filed the such amended and restated FlameMaster certificate of incorporation with the Secretary of State of the State of Nevada.

          (k) Compliance with Nasdaq Listing Requirements. Promptly following the Closing Date, FlameMaster and the Members shall jointly submit an original listing application with The Nasdaq Stock Market to list the shares of FlameMaster Common Stock for trading on the Nasdaq SmallCap Market following consummation of the FAC Stock Dividend (the "NASDAQ LISTING APPLICATION"). In addition, the Parties shall promptly and fully respond to all comments and requests for additional information as may be received from the Nasdaq Stock Market. The Parties shall use their collective best efforts to obtain on or before May 31, 2005 (unless such date shall be extended by mutual consent of FlameMaster and the Investor Group Representative) a letter or other written authorization from The Nasdaq Stock Market agreeing to the continued listing of the shares of FlameMaster Common Stock for trading on the Nasdaq SmallCap Market following consummation of such FAC Stock Dividend (the "NASDAQ LISTING APPROVAL").

Notwithstanding anything to the contrary, express or implied, contained in this Exchange Agreement or in any Exhibit hereto, in the event that Nasdaq Listing Approval shall not be obtained by May 31, 2005 (unless such date shall be extended by mutual consent of FlameMaster and the Investor Group Representative), FlameMaster shall promptly: (i) withdraw the Nasdaq Listing Application, (ii) consummate the FAC Stock Dividend, and (iii) apply to list shares of FlameMaster Common Stock for trading on the NASD OTC-Bulletin Board or another national securities exchange.

          (l) Operations and Corporate Governance. Following the occurrence of a Triggering Event and consummation of the FAC Stock Dividend contemplated by this Exchange Agreement:

               (i) The principal headquarters of the Company shall remain in Arizona, and FlameMaster will locate its principal executive offices in Los Angeles, California or such other location in the United States as shall be acceptable to the Board of Directors of FlameMaster;

               (ii) Not less than three of the members of the board of directors of FlameMaster shall be independent directors within the meaning of the Sarbanes Oxley Act of 2002 as applicable to members of the audit committee of a "listed issuer;" and

               (iii) FlameMaster and its Subsidiaries (including the Company) shall, if applicable, comply with all of the Nasdaq Stock Exchange Marketplace Rules and shall comply with all relevant provisions of the Sarbanes Oxley Act of 2002.

          (m) Audited Financial Statements. Not later than 60 days following to the Closing Date, Aries shall cause the Company to provide to FlameMaster true, complete and correct copies of the Audited Financial Statements. The Audited Financial Statements will: (i) be prepared in accordance with GAAP and present fairly the financial position of the Company as at December 31, 2002, December 31, 2003 and December 31, 2004, and the results of operations for the fiscal periods then ended, (ii) comply in all material respects with Regulation S-X, as promulgated under the United States Securities Act of 1933, as amended and (iii) have been prepared using the Accounting Principles, applied consistently.

          (n) Non-Competition and Other Restrictive Covenants Agreement

               (i) During the three (3) year period immediately following the Closing Date (the "Restrictive Period"), each of FlameMaster, the Company and the Company Affiliates severally agrees not to, directly or indirectly, and to cause its Affiliates not to, directly or indirectly, whether as an owner, proprietor, security-holder, equity holder, partner, officer, director, employee, manager or consultant or in any other capacity (collectively, "CAPACITY"), compete with the business currently engaged in by FAC, as disclosed in the FlameMaster Form 10-K/A dated as of June 24, 2004. Conversely, during such Restrictive Period, each of FAC and the FlameMaster Principal Stockholders severally agrees not to, directly or indirectly, and to cause its Affiliates not to, directly or indirectly, whether as an owner, proprietor, security-holder, equity holder, partner, officer, director, employee, manager or consultant or in any other Capacity, compete with the Company Business.

               (ii) Each of the Parties acknowledges and agrees that (i) each of the covenants set forth in this Section 4.4(m) is necessary for the protection of the other Parties and that the nature and scope of each such covenant is reasonable; (ii) there may be no adequate remedy at law for any breach of said covenants, and therefore, the Party or Parties being harmed by a breach or threatened breach by any other Party or Parties of the foregoing covenants set forth in this Section 4.4(m) shall be entitled to injunctive relief without the necessity of posting any bond or showing any actual damages in the event of a breach or threatened breach thereof.

          (o) Expenses of Registration of Securities. Prior to consummation of the Triggering Event, all costs and expenses applicable to the preparation of registration statements and amendments thereto in connection with registering Investor Group Securities for resale or otherwise, shall be borne solely by the Company Affiliates, and FlameMaster shall incur no costs or expenses in respect thereof.


                                    ARTICLE V
                              CONDITIONS OF CLOSING

     5.1 Conditions Precedent to Obligations of FlameMaster. Consummation of the issuance of the Exchange Stock by FlameMaster is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a) The representations and warranties contained in Article III hereof (with specific reference, inclusive of the Disclosure Schedule) shall be true and correct at and as of the Agreement Date and shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date, provided that the representation and warranties that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date as if made on the Closing Date.

          (b) The Company Affiliates and the Company shall each have performed or complied in all material respects with all obligations, agreements and covenants required to be performed by them or it hereunder or under the Related Agreements (as appropriate) prior to or on the Closing Date, including all covenants and agreements on their part to be performed, as set forth in Article IV above.

          (c) There shall not have occurred since September 30, 2004 any Material Adverse Effect or any event which could reasonably be expected to have a Material Adverse Effect on the business, operations, results of operations, condition, financial or otherwise, or prospects of the Company or its assets and properties.

          (d) No action, claim, suit, investigation, litigation or proceeding shall be pending or threatened before any court, or governmental agency or other quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following the Closing or later consummation thereof, (iii) affect adversely the right of FlameMaster to own Aries Equity and Company Shares and to control the Company and the Business, (iv) affect adversely the right of the Company to own its assets and to operate the Business or any portion thereof or (v) be reasonably likely to result in a Material Adverse Effect (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

     5.2 Conditions Precedent to Obligations of the Members. Consummation of the Exchange of Aries Equity by the Members is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a) The representations and warranties of FlameMaster and the FlameMaster Principal Stockholders contained herein and in any Related Agreement shall be true and correct as of the date hereof and shall be true and correct in all material respects as of the Closing Date, provided that the representation and warranties that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date as if made on the Closing Date.

          (b) FlameMaster and the FlameMaster Principal Stockholders shall each have performed or complied in all material respects with all obligations, agreements and covenants required to be performed by them or it hereunder prior to or on the Closing Date, including all covenants and agreements on their part to be performed, as set forth in
Article IV above.

          (c) FlameMaster shall have delivered and/or properly assigned to the Company Affiliates at or prior to the Closing all of the documents, agreements and instruments required to be delivered or assigned by any one or more of such Persons pursuant to this Agreement.

          (d) No action, claim, suit, investigation, litigation or proceeding shall be pending or threatened before any court, or governmental agency or other quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following the Closing or later consummation thereof or (iii) affect adversely the right of FlameMaster to own the Company Shares and control the Company and the Business.


                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 Indemnification by the Company Affiliates. Subject to the provisions of this Article VI, each of the Company Affiliates hereby jointly and severally agrees to indemnify, defend and hold harmless each FlameMaster Indemnified Party from and against any and all Losses incurred or suffered arising out of any material breach of any warranty that is contained in Article III in this Agreement and which is binding upon the Company Affiliates.

     6.2 Indemnification by FlameMaster and the FlameMaster Principal Stockholders. Subject to the provisions of this Article VI, FlameMaster and the FlameMaster Principal Stockholders hereby jointly and severally agree to indemnify, defend and hold harmless each Company Affiliate Indemnified Party from and against any and all Losses incurred or suffered arising out of any breach of any representation or warranty in this Agreement and/or in any Related Agreement made or given by FlameMaster and the FlameMaster Principal Stockholders or any one or more of them.

     6.3  Other Indemnification Arrangements.

          (a) Notwithstanding the other provisions of this Article VI, no Indemnitor shall be liable under this Article VI or otherwise for a breach of representation or warranty unless the Indemnitee gives notice of a claim against such Indemnitor giving reasonable details of the claim and the events which gave rise to the claim and, if practicable, the Indemnitee's genuine pre-estimate of the amount of the claim not later than 18 months (the "Claims Period") after the Closing Date (and for the avoidance of doubt, claims asserted in writing before such date shall be deemed timely made regardless of whether litigation or arbitration proceedings are commenced by such date) and proceedings in respect of any claim so notified are commenced (by the issue and service of a claim form) within six months of such notification if the claim is not settled within such six month period. Such limitation shall not apply to Indemnifiable Claims arising out of an inaccuracy of a statement, or a breach of warranty, as applicable, set forth in Section 3.20, which shall survive the Claims Period without limitation.

          (b) The obligations with respect to any Indemnifiable Claim arising under Section 6.1 or otherwise are subject to the limitations that the FlameMaster Indemnified Parties may not make or bring any claim against any of the Company Affiliates in respect of any Indemnifiable Claims unless the aggregate amount of all Losses therefor from time to time incurred or suffered (and/or threatened to be incurred or suffered) by all FlameMaster Indemnified Parties collectively exceeds $100,000 (the

"Threshold"), after which point the FlameMaster Indemnified Parties shall be entitled to indemnification for the amount of such Losses only in excess of the Threshold. All Losses of all FlameMaster Indemnified Parties shall be aggregated in determining whether the Threshold has been reached. If the Closing occurs, the Company Affiliates shall have no right of contribution against the Company, or any of its directors, officers of employees (except where such person is also one of the Company Affiliates) for any Indemnifiable Claims arising under
Section 6.1(a) or otherwise that relate solely to this Agreement, but may have such right with regard to Indemnifiable Claims arising under the Related Agreements.

          (c) Except only for fraud or willful misrepresentation on their respective parts, the aggregate Liabilities of the Company Affiliates, on one hand, and the FlameMaster Principal Stockholders, on the other hand, in respect of this Agreement shall not exceed the sum of $2,500,000.

          (d) Indemnitee agrees to give to the Indemnitor prompt written notice of any claim with respect to which it may be entitled to indemnity or damages hereunder (but the obligations of Indemnitor under this Article 6.3 or otherwise shall not be impaired by failure to give such notice except to the extent said failure actually causes Losses to, or prejudices the rights of Indemnitor). Indemnitor shall have the right to (and shall upon the request of Indemnitee) assume, with counsel reasonably satisfactory to Indemnitee, the defense of any such claim brought by a third party. After Indemnitor's written confirmation of the assumption of the defense of any such claim and its obligation to indemnify and hold harmless Indemnitee in respect thereof Indemnitor shall not be responsible for the legal fees and expenses of counsel independently retained by Indemnitee during the continuance of such assumption (but shall be liable for any such fees and expenses other than during the continuance of such assumption). Indemnitor may effect any settlement, adjustment or other compromise (collectively, "Settlement") of any such claim without the consent of Indemnitee if Indemnitor has paid, or made adequate provision for the payment of, the amount of such Settlement at the time thereof and obtained a complete release respecting any such claims against the Indemnitee, as applicable, provided that before entering into any Settlement that involves any remedy other than the payment of money by Indemnitor, Indemnitor shall obtain the prior written consent of Indemnitee, which shall not be unreasonably withheld, denied or delayed. Indemnitee may, at its election, employ counsel at its own expense in connection with the handling of any such claim. Indemnitee shall have the right to enter into any Settlement of any such claim provided Indemnitee shall not be entitled to any indemnification or damages hereunder in connection with the payment of any amounts pursuant to any Settlement agreed to by it unless such Settlement is consented to in writing by Indemnitor, which consent shall not be unreasonably withheld, denied or delayed. The Parties agree to cooperate with each other in connection with the defense, negotiation or Settlement of any claim of a third party.

          (e) The Indemnitee shall not be entitled to claim more than once in respect of the same loss or damage.

          (f) The Indemnitee shall not have any claim under this Agreement in respect of any matter to the extent that the facts which might result in a claim or possible claim were fairly disclosed in any Schedule or in this Agreement or the other documents referred to in this Agreement.

          (g) No Indemnitor shall have a liability for a claim under this Agreement unless and until such claim reaches final determination, which means:

               (i) the relevant Indemnitor(s) and the Indemnitee agreeing a settlement in respect of the relevant claim or it being otherwise satisfied; or

               (ii) an order or a decree of a court of competent jurisdiction being given in proceedings in respect of a relevant claim and such order or decree being final and not or no longer appealable.

          (h) If any claim under this Agreement is based upon a liability that is contingent only an Indemnitor shall not be liable to make any payment to an Indemnitee, unless and until such contingent liability becomes an actual liability and is discharged and in the case of a claim under the warranties set out in Section 3 loss is proven.

          (i) Where an Indemnitee is at any time entitled to recover from some other Person any sum in respect of any matter giving rise to a claim under this Agreement the Indemnitee shall (and shall procure that the relevant Corporation shall (as appropriate)) undertake all reasonable steps to enforce such recovery prior to taking any actions (other than notifying the Indemnitor of the claim) against an Indemnitor and in the event that an Indemnitee or a Corporation or the Company shall recover any amount from such other Person the amount of the claim against an Indemnitor shall be reduced by the amount recovered less the reasonable costs incurred by the Indemnitee or the relevant Corporation or the Company in recovering that sum from such other person.

          (j) If an Indemnitor makes any payment to an Indemnitee or either Corporation in relation to any claim under this Agreement and the Indemnitee or any Corporation or the Company subsequently receives from a third party any amount referable to, or any benefit which would not have been received but for the circumstances giving rise to, the subject matter of that claim, the Indemnitee shall, once it or either Corporation or the Company has received such amount or benefit, immediately repay or procure the repayment to the Indemnitor of either:

               (i) the amount of such receipt (after deducting an amount equal to the reasonable costs of the Indemnitee or either Corporation or the Company incurred in recovering such receipt and any taxation payable on it); or if lesser,

               (ii) the amount paid in respect of such claim by the Indemnitor together with any interest or repayment supplement paid to the Indemnitee or the Corporation or the Company in respect of it.

          (k) Nothing in this Section shall in any way affect or prejudice the Indemnitee's common law duty to mitigate its loss.

          (l) FlameMaster hereby acknowledges and agrees that none of the Company Affiliates nor any person on their behalf makes or has made any representation or promise or gives or has given any warranty, assurance or undertaking to FlameMaster with respect to the matters provided for in this Agreement other than as expressly set out in Article III. FlameMaster hereby further acknowledges and admits that it has not entered into this Agreement (or any of the documents referred to in it or executed at Closing) in reliance on any representation, promise, warranty, assurance or undertaking, written or oral to or by whomsoever made other than the warranties set out in Article III. Conversely, the Company Affiliates hereby acknowledges and agrees that neither FlameMaster, the FlameMaster Principal Stockholders nor any person on their behalf makes or has made any representation or promise or gives or has given any warranty, assurance or undertaking to the Company Affiliates respect to the matters provided for in this Agreement other than as expressly set out in
Article II. The Company Affiliates hereby further acknowledges and admits that it has not entered into this Agreement (or any of the documents referred to in it or executed at Closing) in reliance on any representation, promise, warranty, assurance or undertaking, written or oral to or by whomsoever made other than the warranties set out in Article II.

          (m) Neither the Company Affiliates, on one hand, nor FlameMaster or the FlameMaster Principal Stockholders, on the other hand, shall have any liability in respect of any matter of which the other Party or Parties or their professional advisers were aware, or which a prudent investor having taken professional advice ought reasonably to be aware, as a result of its due diligence review.


                                   ARTICLE VII
                                  MISCELLANEOUS

     7.1  Entire Agreement, Survival.

          (a) This Agreement, and the documents referred to in it, constitute the entire agreement and understanding of the Parties and supersede any previous agreements made or existing between the Parties or any of them before or simultaneously with this Agreement and relating to the subject matter of this Agreement (all of which shall be deemed to have been terminated by mutual consent with effect from the date of this Agreement). For the avoidance of doubt, the provisions of the Company Share Purchase Agreement shall continue in full force and effect.

          (b) Each of the Parties acknowledges and agrees that on entering into this Agreement, and the documents referred to herein, does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement.

          (c) The only remedy available to a Party for a breach of this Agreement shall be for breach of contract under the terms of this Agreement.

          (d) Nothing in this Section 7.1shall, however, operate to limit or exclude any liability for fraud.

          (e) Except as otherwise permitted by this Agreement no change to its terms shall be effective unless it is in writing and signed by or on behalf of each of the Parties.

     7.2  Jurisdiction and Governing Law.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

          (b) The Parties hereby submit to the exclusive jurisdiction of the courts of Nevada for all purposes in connection with this Agreement.

     7.3 Schedules; Tables of Contents and Headings, Notices. Any section of the Disclosure Schedule required to be attached and not attached to this Agreement on the Agreement Date shall be deemed to have been attached thereto with the following thereon: "None." The table of contents and section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally (including by confirmed legible Facsimile transmission and contemporaneous first-class mailing for overnight delivery), (b) delivered by a responsible overnight courier service, or (b) five business days after being deposited first class, or airmail class if to a different country, in the mails, in each such case delivered or mailed to the Parties at the addresses set forth below (or to such address as a Party may have specified by notice given to the other Parties pursuant to this provision).

     7.4 Separability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect (a) such provision shall be enforced to the maximum extent permissible under applicable law, and
(b) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     7.5  Miscellaneous Provisions.

          (a) All rights and remedies of any Party under any provision of this Agreement shall be in addition to any other rights and remedies provided for by any law of any kind (including all forms of legal and equitable relief, including specific performance), all rights and remedies contemplated in the preceding part of this sentence shall be independent and cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude or waive the exercise of any other right or remedy.

          (b) Any Party may waive compliance by another with any of the provisions of this Agreement provided that (i) no waiver of any provision shall be construed as a waiver of any other provision, (ii) any waiver must be in writing and shall be strictly construed, and (iii) a waiver in any one instance shall not be deemed a waiver in any subsequent instance.

          (c) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder, and no declaration of trust in respect of any such rights or the benefit of this Agreement, may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment or declaration of trust without the required consent shall be void.

          (d) This Agreement may be executed via fax and in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

          (e) Each Party (severally) shall indemnify and hold harmless the other Parties from and against any and all claims for investment bankers, brokers, finders or similar commissions ("THIRD PARTY COMMISSION") made by any Person as a result of this Agreement and the transactions contemplated hereunder to the extent that any such Third Party Commission was incurred, or alleged to have been incurred, by or through that Party.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                  FLAMEMASTER CORPORATION


                                  By: /s/ Joseph Mazin
                                      ----------------------------------------
                                  Name:  Joseph Mazin
                                  Title: President and CEO

                                  /s/ Joseph Mazin
                                  --------------------------------------------
                                                  JOSEPH MAZIN



                                  ALTIUS INVESTMENTS CORPORATION


                                  BY: /s/ Joseph Mazin
                                      ----------------------------------------
                                             JOSEPH MAZIN, PRESIDENT

                                  /s/ George Vlahos
                                  --------------------------------------------
                                                  GEORGE VLAHOS



                                  NEWBRIDGE CAPITAL, LLC


                                  BY: /s/ Gregory Harrington
                                      ----------------------------------------
                                        GREGORY HARRINGTON, MANAGING MEMBER



                                  BUSHWOOD LLC


                                  BY: /s/ Jason Galanis
                                      ----------------------------------------
                                           JASON GALANIS, MANAGING MEMBER



                                  SUMMIT TRADING LIMITED


                                  BY: /s/ Richard Fixaris
                                      ----------------------------------------
                                          RICHARD FIXARIS, AUTHORIZED AGENT



                                  ARIES CAPITAL PARTNERS LLC


                                  BY: /s/ Charles L. Samel
                                      ----------------------------------------
                                  NAME:   CHARLES L. SAMEL
                                  TITLE:  MANAGING MEMBER



Signature Page of Amended and Restated Share Exchange Agreement

                                   SCHEDULE 1
                                   ----------
                                   DEFINITIONS

          In addition to the other terms defined in the Agreement, the following terms shall have the following meanings when used in this Agreement:

          "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, alone or together with other Persons, controls or is controlled by or is under common control with such Person. "CONTROL" "controlled by" and "under common control with", as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

          "AGREEMENT DATE" means the date of this Agreement.

          "BENEFIT ARRANGEMENTS" means life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, educational assistance, tuition refund, service award, company car, scholarship, relocation, fringe benefit, contracts and policies or practices of the Company providing employee or executive compensation or benefits to Employees, whether written or unwritten, other than Employee Benefit Plans.

          "COMPANY AFFILIATES INDEMNIFIED PARTY" means each of the Company Affiliates and any permitted assignee of any the Company Affiliates.

          "CONFIDENTIAL INFORMATION" means information with respect to the Company relating to customers, suppliers, pricing information, other financial information, techniques and capabilities, product information, market information, processes, formulae, trade secrets, advertising and marketing plans, current strategies and contractual relations; provided, that Confidential Information does not mean information (i) that is or becomes part of the public domain through no fault of the Company Affiliates, a Person party to or contract with the Company relating to confidential or proprietary information of the Company or any Affiliate, agent ore representative, or (ii) that may be required to be disclosed by law or by any Governmental Authority.

          "CONSENTS" means consents, authorization, approvals, actions, waivers and similar writings.

          "CONTRACT" means any contract, mortgage, indenture, lease, sublease, note, bond, deed of trust, license, sublicense, purchase order, sales order, undertaking, understanding, plan, commitment, arrangement, instrument, or other agreement, oral or written, formal or informal.

          "DOCUMENT" means any Contract, financial statement, registration, certificate (including officer's certificates), application, other writing or other document.

          "EMPLOYEE BENEFIT PLANS" means: (i) each "employee benefit plan," as defined in Section 3(3) of ERISA (including any Multiemployer Plan), and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right or other equity-based incentive, severance, salary continuation, supplemental unemployment benefits, termination, change-of-control, health, life, disability, vacation, holiday and fringe benefit plan, program, contract or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) sponsored, maintained, contributed to, or required to be contributed to, by either of the Company, or under which either of the Company has or could have any Liability.

          "EMPLOYEES" means all employees of the Company, including employees on approved leaves of absence (whether family leave, workers compensation, medical leave or otherwise).

          "ENCUMBRANCE" means any mortgage, pledge, lien, charge, encumbrance, lease, security interest, license, easement, restriction, encroachment, condition, covenant, claim, exception, option, equity, right, other interest or other encumbrance of any kind or nature (whether absolute, accrued, disputed, contingent or otherwise).

          "FINANCIAL STATEMENTS" means each of the Balance Sheets and the annual and interim statements of operations, changes in cash flow and changes in stockholders equity referred to in Section 3.4.

          "FLAMEMASTER INDEMNIFIED PARTY" means FlameMaster and any permitted assignee of FlameMaster.

          "GOVERNMENTAL AUTHORITY" means any United States and/or foreign federal, state, local or other governmental authority of any kind or nature, including any department, subdivision, commission, board, bureau, regulatory agency, agency or instrumentality thereof, any court and any administrative agency, and any comparable body performing any governmental functions.

          "INDEMNIFIABLE CLAIM" means any claim or other Proceeding with respect to which an Indemnitee may be entitled to indemnification or damages under this Agreement.

          "INDEMNITEE" means the Party or other Person seeking indemnification or damages pursuant to this Agreement.

          "INDEMNITOR" means the Party that is required or requested to provide indemnification or damages pursuant to this Agreement.

          "INTELLECTUAL PROPERTY" means all (i) patent and patent rights, trademarks and trademark rights, trade names and trade name rights, copyrights and copyright rights, service marks and service mark rights, and all pending applications for and registrations of the same; (ii) brand names, trade dress, business and product names, logos and slogans, and (iii) proprietary technology, including all know-how, trade secrets, quality control standards, reports (including test reports), designs, processes, market research and other data, computer software and programs (including source codes and related documentation), formulae, inventions and other ideas, methodologies, and technical information, (iv) claims of the owner of any intellectual property for infringement of its rights by a third party, no matter when arising, and (v) other intellectual property.

          "LAW" means, as to any Person, the certificate of incorporation and by-laws, and any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree) or Consent of a court, other Governmental Authority or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues or to which such Person or any of its assets or revenues are subject.

          "LIABILITIES" means any liabilities, commitments or other obligations of any kind or nature whatsoever, accrued, fixed, contingent or otherwise, liquidated or unliquidated, direct or indirect, choate or inchoate, determined, determinable or non-determinable, due or to become due.

          "LOSSES" means any and all Liabilities, losses, claims (including allegations), demands, other Proceedings, damages, deficiencies, assessments, judgments, fines, penalties, reasonable costs (including remediation, renewal or response costs, and costs of investigation), and reasonable expenses (including reasonable legal fees and expenses, including reasonable legal fees and expenses incurred in the enforcement of the obligations under Section 6.1 or Section 6.2).

          "NRS" means the Nevada Revised Statutes of the State of Nevada, United States of America

          "PERMITS" means all authorizations, licenses, registrations, franchises, variances, consents, clearances, waivers, certificates, other approvals and similar writings granted or issued by any Governmental Authority.

          "PERSON" means any individual, corporation, partnership, limited liability company, trust, association, Governmental Authority or any other entity.

          "PROCEEDINGS" means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any Governmental Authority.

          "REAL PROPERTY" means all of the real property owned and/or leased by the Company, including any portion thereof, listed in Schedule 3.19 and more particularly described in the Lease.

          "RELATED AGREEMENT" means any Contract (including all Contracts delivered at the Closing) arising out of the execution, delivery or performance of this Agreement or the Company Share Purchase Agreement (and terms that are defined in the Company Share Purchase Agreement but are not defined in this Agreement shall have the same meanings in this definition) (whether executed prior to, at or subsequent to the Closing), including, without limitation (a) the Lock-up Agreement and (b) the Restated FlameMaster Charter.

          "TAXATION AUTHORITY" means the Inland Revenue, H.M. Customs & Excise or any other statutory, governmental, federal, state, provincial or local government authority, body or official.

          "TAXES" means any and all taxes or assessments of any kind or nature whatsoever, whether imposed in the United Kingdom, the United States or elsewhere in the world, including any and all income, franchise, gross receipts, sales, alternative, add-on, minimum, employment, real property, personal property, business, capital stock, use and occupancy, AD VALOREM, transfer, license, excise, stamp, other transfer, estimated, withholding, service, payroll and recording taxes and any related penalties, charges, interest and other additions thereto.

          "TO THE KNOWLEDGE" (and reasonably similar terms) means "to the best of the knowledge and belief of the Person or Persons making such representation, after reasonable inquiry of the management of the Company or FlameMaster, as applicable."